AGREEMENT

This Agreement is entered into this 24th day of June, 2003 by and between International Equity Partners, and On Guard Systems, Inc., a Nevada corporation.

RECITALS

1. Whereas, International Equity Partners has entered into a Sales Representative Agreement with ECSI International, Inc., and;

Whereas On Guard Systems, Inc. wishes to acquire the rights of International Equity Partners in the ESCI International, Inc. Agreement and;

Whereas International Equity Partners is willing to assign their position in the contract with ECSI International, Inc.,

Now therefore it is hereby agreed as follows;

a. International Equity Partners hereby assigns all of their right, title and interest in the Agreement of December 5, 2002 between International Equity Partners and ECSI International, Inc., to On Guard Systems, Inc.

b. In consideration, thereof, On Guard Systems, Inc. agrees to pay International Equity Partners the sum of one hundred thousand dollars ($100,000.00) USD, within thirty (30) days of On Guard Systems, Inc.'s merger or acquisition by Guideline Capital, Inc. and to issue one million (1,000,000) shares of On Guard Systems, Inc.'s common stock to International Equity Partners simultaneous with the payment of the above sum.

By:/s/ Ernest J. Wesson
        Ernie Wesson, President
        On Guard Systems, Inc.

By:/s/ Samuel Higgins
        Samuel Higgins, Managing Director
        International Equity Partners